Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-203976) on Form S-3 and Registration Statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. of our report dated September 9, 2015, except for Note 1, under the heading Immaterial Correction of Errors in Prior Period, which is dated September 9, 2016, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Malibu Boats, Inc. for the year ended June 30, 2016.

/s/ RSM US LLP
Indianapolis, Indiana
September 9, 2016